Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information contact:
Doug Ebner
Director of Media Relations
817-224-7822
Doug.Ebner@dyn-intl.com
DynCorp International Inc. Reports Third Quarter Fiscal Year 2010 Financial Results
•	Revenue of $915.0 million, a 15.5% increase over Q3 FY09

•	Diluted earnings per share of $0.36, a 5.9% increase over Q3 FY09

•	EBITDA of $55.4 million, a 2.9% decrease from Q3 FY09

•	Ending cash balance of $67.1 million and outstanding debt of $552.1 million versus $599.9 million at the beginning of the fiscal year
Falls Church, Va. — February 3, 2010 — DynCorp International Inc. (NYSE: DCP), a provider of specialized mission-critical services to civilian and military government agencies, today reports financial results for its third quarter of fiscal year 2010 ended January 1, 2010.
“Solid program performance resulted in record revenue in the third quarter and tightened full year revenue guidance,” said William L. Ballhaus, DynCorp International’s Chief Executive Officer. “Delays in recognizing LOGCAP IV award fee and acquisition related expenses resulted in lower Q3 profitability. While we expect to recover the LOGCAP award fee next year, these items along with an unexpected slow down of our police training program led to reduced full year earnings guidance. With a healthy backlog and pipeline, and two recent acquisitions opening up new channels to market, we are well positioned for continued growth and value creation supporting defense, diplomacy, and development initiatives around the globe.”
Third Quarter Fiscal Year 2010 Operational Highlights
•	Closed the acquisition of Phoenix Consulting Group Inc.

•	Continued ramp-up of the Afghanistan task order under the LOGCAP IV contract

•	Earned second consecutive 100% award fee score on the INSCOM program by our Global Linguist Solutions (GLS) joint venture

•	Achieved full operational capability on the Department of State aviation operations program in Iraq

Third Quarter Fiscal Year 2010 Results
Revenue for the third quarter of fiscal year 2010 grew by 15.5% to $915.0 million from third quarter fiscal year 2009 revenue of $792.3 million as a result of the ramp-up of the LOGCAP IV program and a $5.2 million contribution from the recently acquired Phoenix Consulting Group, Inc. (Phoenix), partially offset by reductions in our GLS segment and our Contract Field Teams (CFT) program.
Operating income decreased for the recently completed quarter to $49.4 million or 5.4% of revenue as compared to $51.6 million or 6.5% of revenue in the third quarter of 2009 driven by lower gross profit on our Civilian Police program and a decline, due to competitive pricing, on our CFT program. Partially offsetting these declines was growth from the LOGCAP IV program and the wind down of construction projects in our Infrastructure SBA for which losses were recognized in fiscal year 2009. Also reducing operating income was severance related expenses of $0.7 million and acquisition related expenses of $1.7 million associated with our acquisition of Phoenix in October 2009.
Diluted earnings per share increased for the third quarter of fiscal year 2010 to $0.36, up $0.02, or 5.9%. The increase was the result of lower operating income offset by lower interest and taxes and fewer weighted average shares outstanding, in the current quarter, as compared to the third quarter of fiscal year 2009.
EBITDA for the third quarter of fiscal year 2010 decreased by 2.9% to $55.4 million from $57.0 million for the third quarter of fiscal year 2009.
Year-to-Date Results
Revenue for the first nine months of fiscal year 2010 increased by 10.2% to $2,521.5 million from $2,288.3 million for the first nine months of fiscal year 2009. Revenue growth was driven by higher fill rate and award fee performance on GLS and the ramp-up of the LOGCAP IV program, partially offset by the wind down of our Afghanistan construction projects and the completion of certain task orders under our CFT program.
Operating income for the first nine months of fiscal year 2010 was $154.4 million or 6.1% of revenue as compared to $138.2 million or 6.0% of revenue in the same period last year. The increase in operating income resulted from growth on the LOGCAP IV program, 100% award fee score on the INSCOM program and the wind down of construction projects in our Infrastructure SBA for which losses were recognized in fiscal year 2009. Also contributing to the comparative increase in operating income was severance related costs incurred in the first quarter of fiscal year 2009.
Diluted earnings per share increased for the first nine months of fiscal year 2010 to $1.09, up $0.21, or 23.9%. The increase was driven by improved operational results and lower debt related costs, offset by an increase in noncontrolling interests. Diluted earnings per share also benefited from fewer weighted average shares outstanding, in the current period, as compared to the first nine months of fiscal year 2009.
EBITDA for the first nine months of fiscal year 2010 increased by 7.1% to $172.4 million from $161.0 million for the first nine months of fiscal year 2009.

Operating cash flow for the first nine months of fiscal year 2010 was $15.6 million, compared to $70.2 million for the first nine months of fiscal year 2009. The decrease in operating cash flow was due to an increase in working capital, primarily from accounts receivable and restricted cash increases. Days sales outstanding was 76 days at the end of the third quarter of fiscal year 2010, above our expectation of the high 60s to low 70s on an ongoing basis.
We ended the quarter with $67.1 million of unrestricted cash. Net debt was $485.0 million as of January 1, 2010, an increase of $85 million as compared to the end of fiscal year 2009 due to cash used for the Phoenix acquisition and the purchase of helicopters. Total debt was $552.1 million at January 1, 2010, a reduction of $48 million from April 3, 2009.
Backlog as of January 1, 2010 was $6.1 billion as compared to $6.3 billion as of April 3, 2009, primarily due to progress on the INSCOM contract offset by task orders under LOGCAP IV. Included in total backlog are $2.5 billion from GLS and $0.4 billion from LOGCAP IV. Funded backlog increased from $1.4 billion at the end of fiscal year 2009 to $1.7 billion at the end of the third quarter of fiscal year 2010 resulting in a book-to-bill ratio of 0.87 for the third quarter and 1.10 for the first nine months of the fiscal year. The growth in funded backlog is a positive indication of continued strong demand for our services over the next several quarters.
Fiscal Year 2010 Guidance
We revise our previously provided revenue, diluted earnings per share and EBITDA guidance for our fiscal year ending April 2, 2010. The revenue guidance is tightened to a range of $3,440 to $3,500 million primarily as a result of the continued ramp-up and expansion of work under the LOGCAP IV contract and slower than anticipated reductions under the INSCOM program. The diluted earnings per share guidance has been revised to a range of $1.33 to $1.45 driven by LOGCAP IV Afghanistan award fee recognition being delayed until fiscal year 2011, lower than expected revenue on CIVPOL, and severance and acquisition related expenses. Correspondingly, EBITDA guidance has been adjusted to $220 million to $230 million.

FY 2010
Revenue	$3,440 — $3,500 million
Diluted earnings per share	$1.33 — $1.45
EBITDA	$220 — $230 million
Conference Call
The Company will host a conference call at 8:30 a.m. EST on Thursday, February 4, 2010 to discuss third quarter fiscal 2010 financial results. To participate in the conference call, dial (866) 871-0758 and enter the conference ID number: 49633228. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 9:30 a.m. EST on February 4, 2010 through 11:59 a.m. EST on March 4, 2010. To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter the following ID number 49633228.

About DynCorp International
DynCorp International Inc., through its wholly-owned subsidiary DynCorp International LLC, is a global government services provider in support of U.S. national security and foreign policy objectives, delivering support solutions for defense, diplomacy, and international development. DI operates major programs in logistics, platform support, contingency operations, and training and mentoring to reinforce security, community stability, and the rule of law. DynCorp International is headquartered in Falls Church, Va.  For more information, visit www.dyn-intl.com.
Reconciliation to GAAP
In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.
For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures and for share amounts used to derive earnings per share, please see the financial schedules accompanying this release.
Forward-looking Statements
Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenue and profitability. All of these forward-looking statements are based on estimates and assumptions made by the Company’s management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors outside of the Company’s control that may cause its business, strategy or actual results or events to differ materially from the statements made herein. These risks and uncertainties may include, but are not limited to, the following: the future impact of acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness; the outcome of any material litigation, government investigation or other regulatory matters; policy and/or spending changes implemented by the Obama administration; termination or modification of key U.S. government contracts; changes in the demand for services the Company provides; pursuit of new commercial business in the U.S. and abroad; activities of competitors including bid protests; changes in significant operating expenses; changes in availability of or cost of capital; general political, economic and business conditions in the U.S. and abroad; acts of war or terrorist activities; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue; changes in anticipated revenue from indefinite delivery, indefinite quantity contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
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(Financial tables follow)

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended
	January 1, 2010	January 2, 2009
	(unaudited)	(unaudited)

Revenue	$914,970	$792,327

Cost of services	(822,700)	(704,210)
Selling, general and administrative expenses	(32,350)	(26,505)
Depreciation and amortization expense	(10,530)	(10,029)

Operating income	49,390	51,583

Interest expense	(13,655)	(15,322)
Earnings from affiliates	1,278	1,319
Interest income	67	730
Other, net	285	(856)

Income before income taxes	37,365	37,454
Provision for income tax	(10,493)	(11,639)

Net income	26,872	25,815
Noncontrolling interests	(6,444)	(6,062)

Net income attributable to DynCorp International Inc.	20,428	19,753

Earnings per share:
Basic	0.36	0.35
Diluted	0.36	0.34

Average shares outstanding
Basic	56,275	57,000
Diluted	56,501	57,437

EBITDA (1)	$55,354	$57,016
EBITDA margin	6.0%	7.2%

Operating cash flow	$(17,799)	$32,242

	Three Months Ended
(% of Revenue)	January 1, 2010	January 2, 2009
	(unaudited)	(unaudited)

Revenue	100.0%	100.0%

Cost of services	(89.9%)	(88.9%)
Selling, general and administrative expenses	(3.5%)	(3.3%)
Depreciation and amortization expense	(1.2%)	(1.3%)

Operating income	5.4%	6.5%

Other (expense) income:
Interest expense	(1.5%)	(1.9%)
Other	0.2%	0.2%

Income before income taxes	4.1%	4.7%
Provision for income tax (as a percentage of income before income tax)	(28.1%)	(31.1%)
Net income	2.9%	3.3%
Noncontrolling interests	(0.7%)	(0.8%)

Net income attributable to DynCorp International Inc.	2.2%	2.5%

(1)	See EBITDA reconciliation.

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Nine Months Ended (1)
	January 1, 2010	January 2, 2009
	(unaudited)	(unaudited)

Revenue	$2,521,519	$2,288,272

Cost of services	(2,249,072)	(2,039,118)
Selling, general and administrative expenses	(87,092)	(80,350)
Depreciation and amortization expense	(30,913)	(30,594)

Operating income	154,442	138,210

Interest expense	(41,956)	(44,442)
Loss on early extinguishment of debt	(146)	(4,443)
Earnings from affiliates	3,859	3,959
Interest income	509	1,751
Other, net	44	809

Income before income taxes	116,752	95,844
Provision for income tax	(36,421)	(30,086)

Net income	80,331	65,758
Noncontrolling interests	(18,703)	(15,154)

Net income attributable to DynCorp International Inc.	61,628	50,604

Earnings per share:
Basic	1.10	0.89
Diluted	1.09	0.88

Average shares outstanding
Basic	56,267	57,000
Diluted	56,436	57,324

EBITDA (2)	$172,422	$160,963
EBITDA margin	6.8%	7.0%

Operating cash flow	$15,579	$70,195

	Nine Months Ended (1)
(% of Revenue)	January 1, 2010	January 2, 2009
	(unaudited)	(unaudited)

Revenue	100.0%	100.0%

Cost of services	(89.2%)	(89.1%)
Selling, general and administrative expenses	(3.5%)	(3.5%)
Depreciation and amortization expense	(1.2%)	(1.3%)

Operating income	6.1%	6.0%

Other (expense) income:
Interest expense	(1.7%)	(1.9%)
Loss on early extinguishment of debt, net	(0.0%)	(0.2%)
Other	0.2%	0.3%

Income before income taxes	4.6%	4.2%
Provision for income tax (as a percentage of income before income tax)	(31.2%)	(31.4%)
Net income	3.2%	2.9%
Noncontrolling interests	(0.7%)	(0.7%)

Net income attributable to DynCorp International Inc.	2.4%	2.2%

(1)	The nine months ended January 1, 2010 was a 39-week period from April 4, 2009 to January 1, 2010. The nine months ended January 2, 2009 was a 40-week period from March 29, 2008 to January 2, 2009.

(2)	See EBITDA reconciliation.

DYNCORP INTERNATIONAL INC.
RECONCILIATION OF EBITDA
(In thousands)

	Three Months Ended
	January 1, 2010	January 2, 2009
	(unaudited)	(unaudited)

Net income attributable to DynCorp International Inc.	$20,428	$19,753
Income tax provision	10,493	11,639
Interest expense and swap ineffectiveness(1)	13,677	15,322
Depreciation and amortization(2)	10,756	10,302

EBITDA(3)	$55,354	$57,016

	Nine Months Ended (4)
	January 1, 2010	January 2, 2009
	(unaudited)	(unaudited)

Net income attributable to DynCorp International Inc.	$61,628	$50,604
Income tax provision	36,421	30,086
Interest expense and swap ineffectiveness(1)	42,637	48,885
Depreciation and amortization(2)	31,736	31,388

EBITDA(3)	$172,422	$160,963

(1)	Includes net gain/loss from early extinguishment of debt and interest rate swap losses recorded in Other, net on our Condensed Consolidated Statement of Income.

(2)	Amount includes certain depreciation and amortization amounts which are classified as cost of services on our Condensed Consolidated Statements of Income.

(3)
We define EBITDA as GAAP net income adjusted for interest, taxes, depreciation and amortization and a portion of other expense related to interest rate swap losses. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(4)	The nine months ended January 1, 2010 was a 39-week period from April 4, 2009 to January 1, 2010. The nine months ended January 2, 2009 was a 40-week period from March 29, 2008 to January 2, 2009.

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	As of
	January 1, 2010	April 3, 2009
	(unaudited)	(unaudited)

ASSETS

Current assets:
Cash and cash equivalents	$67,082	$200,222
Restricted cash	24,490	5,935
Accounts receivable, net of allowances of $348 and $68	781,047	564,432
Other current assets	108,631	124,214

Total current assets	981,250	894,803

Non-current assets	685,256	644,411

Total assets	$1,666,506	$1,539,214

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current portion of long-term debt	$29,137	$30,540
Other current liabilities	534,701	424,266

Total current liabilities	563,838	454,806

Long-term debt, less current portion	522,949	569,372
Other long-term liabilities	11,633	6,779

Total Shareholders’ equity attributable to DynCorp International Inc.	561,761	497,521
Noncontrolling interests	6,325	10,736
Total equity	568,086	508,257

Total liabilities and shareholders’ equity	$1,666,506	$1,539,214

DYNCORP INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended (1)
	January 1, 2010	January 2, 2009
	(unaudited)	(unaudited)

Cash flows from operating activities:	$15,579	$70,195

Cash flows from investing activities:	(77,290)	(22,070)

Cash flows from financing activities:	(71,429)	17,076

Net increase/(decrease) in cash and cash equivalents	(133,140)	65,201
Cash and cash equivalents, beginning of period	200,222	85,379

Cash and cash equivalents, end of period	$67,082	$150,580

(1)	The nine months ended January 1, 2010 was a 39-week period from April 4, 2009 to January 1, 2010. The nine months ended January 2, 2009 was a 40-week period from March 29, 2008 to January 2, 2009.

DYNCORP INTERNATIONAL INC.
OTHER CONTRACT DATA
(In millions)

	As of
	January 1, 2010	April 3, 2009
	(unaudited)	(unaudited)

Backlog(1):
Funded backlog	$1,686	$1,431
Unfunded backlog	4,451	4,867

Total backlog(2)	$6,137	$6,298

Estimated remaining contract value(3)	$9,882	$8,415

(1)
Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts actually appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised priced contract options and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. Historically, it has been our experience that the customer has typically exercised contract options.

(2)	As of January 1, 2010 and April 3, 2009, the backlog related to GLS was $2.5 billion and $3.1 billion, respectively, and is included in unfunded backlog in the table above.

(3)
Estimated remaining contract value represents total backlog plus management’s estimate of future revenue under IDIQ contracts for task or delivery orders that have not been awarded. Future revenue represents management’s estimate of revenue that will be recognized from the end of current task orders until the end of the IDIQ contract term and is based on our experience and performance under our existing contracts and management judgments and estimates with respect to future task or delivery order awards. Although we believe our estimates are reasonable, there can be no assurance that our existing contracts will result in actual revenue in any particular period or at all. Our estimated remaining contract value could vary or even change significantly depending upon various factors including government policies, government budgets and appropriations, the accuracy of our estimates of work to be performed under time and material contracts and whether we successfully compete with any multiple bidders in IDIQ contracts.